Exhibit 99.1

CU BANCORP ANNOUNCES FINANCIAL RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2012

Encino, CA, January 31, 2013 – CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported net income of $1.6 million, or $0.15 per fully diluted share, for the fourth quarter of 2012, up 433% from net income of $306 thousand, or $0.05 per fully diluted share, for the fourth quarter of 2011.

For the full year 2012, the Company reported net income of $1.7 million, or $0.21 per fully diluted share, up 13% from net income of $1.5 million, or $0.22 per fully diluted share, for the full year 2011. Core earnings(1) were $8.4 million for the full year 2012, which compares to $4.5 million for the full year 2011.

The comparability of financial information is affected by the acquisition of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A. (collectively “PCB”). Operating results include the operations of these acquired entities from July 31, 2012, the date of acquisition.

Fourth Quarter 2012 Highlights

•	Core earnings(1) were $3.9 million for the fourth quarter of 2012, an increase of $2.3 million or 146% from the fourth quarter of 2011

•

Total assets were $1.25 billion, an increase of $449 million or 56% over December 31, 2011 with gross loans representing 68% of the total asset mix, compared to 63% for the quarter ended September 30, 2012, and 61% for the quarter ended December 31, 2011

•	Total loans increased $60 million or 8% from September 30, 2012

•	Net interest margin increased to 3.87% from 3.57% for the prior quarter

•	Non-interest bearing deposits increased to 50% of total deposits from 48% at September 30, 2012

•	No charge-offs recorded in the fourth quarter of 2012

•	Continued status as well-capitalized, the highest regulatory category.

(1)	Core earnings defined in the table labeled “Core Earnings and Reconciliation to Net Income” at end of press release

“Our fourth quarter results represent a significant increase in our level of profitability as we begin to realize the synergies from our merger with PCB,” said David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank. “Compared to the fourth quarter of 2011, our total revenue increased 73% while our operating expenses only increased 50%. We believe that these benefits reflect our increased scale, which provides the opportunity to realize additional operating leverage as our loan portfolio expands. In addition, we are pleased with the 30 basis point increase we saw in our net interest margin which includes an 11 basis point increase from the effect of the PCB loan discount accretion. The increase in our net interest margin following the PCB transaction has been driven by a full quarter of PCB’s loans coupled with our strong organic loan growth and our ongoing initiative to replace PCB’s higher cost deposits with lower cost core deposits.

“Organic loan production continued to be strong resulting in an 8% increase in total loans during the quarter. Once again, commercial and industrial loans represented more than 50% of our loan production. We also had a strong quarter of commercial real estate (CRE) loan production, as we saw increased CRE investment activity heading into the end of the year. Much of our CRE loan production occurred late in the quarter, which is expected to positively impact our net interest income in the first quarter of 2013. We expect another solid year of loan growth in 2013, although we anticipate a seasonal decrease in commercial line of credit utilization during the first quarter.

“We believe that our 2012 results reflect the maturation of our franchise, as our earning asset base and opportunity for generating fee income increased substantially. Looking ahead to 2013, we expect our financial results to benefit from our continued growth in market share, the expansion of our SBA lending business, the continued rationalization of PCB’s deposits, continued low credit costs, and further improvement in our operating efficiency ratio,” said Mr. Rainer.

Fourth Quarter 2012 Summary Results

Net Income/Loss

Net income was $1.6 million for the fourth quarter of 2012, compared with a net loss of $932 thousand for the third quarter of 2012. The primary driver of the improvement in profitability was a reduction in merger-related expenses and higher revenue resulting from growth in interest-earning assets.

For the fourth quarter of 2012, the Company generated an annualized return on average assets of 0.50%, an annualized return on average equity of 5.14%, and an operating efficiency ratio of 72%.

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $11.8 million for the fourth quarter of 2012, an increase of $4.7 million or 66% over the fourth quarter of 2011. The increase was primarily driven by the increase in average loans following the merger with PCB and net organic loan growth.

Net interest income before the provision for loan losses increased $2.0 million or 20% from the third quarter of 2012. The increase was primarily driven by the full quarter impact of the merger with PCB, net organic loan growth, and an increase in net interest margin.

The Bank’s net interest income was positively impacted in both the third and fourth quarters of 2012 by the recognition of the fair value discount earned on early payoffs of acquired loans. The Bank recorded $193 thousand and $192 thousand in discount earned on early loan payoffs of acquired loans in the third and fourth quarters of 2012, with a positive impact on the net interest margin of 7 and 6 basis points, respectively.

Net interest margin in the fourth quarter of 2012 was 3.87%, compared to 3.67% in the fourth quarter of 2011 and 3.57% in the third quarter of 2012. The increase in net interest margin from the third quarter of 2012 and the fourth quarter of 2011 is primarily attributable to a higher percentage of loans in the mix of interest-earning assets and an increase in loan yields.

The Company’s average yield on loans was 5.71% in the fourth quarter of 2012, compared to 5.59% in the third quarter of 2012. The increase was primarily attributable to the full quarter impact of loan discount accretion resulting from loans acquired in the PCB merger. As of December 31, 2012, approximately $11.6 million of the fair value discount on the PCB loan portfolio remained to be accreted into interest income.

The Company’s cost of funds was 0.24% in the fourth quarter of 2012 compared to 0.24% for the third quarter of 2012. Although the Company’s cost of funds was negatively affected by the full quarter impact of PCB’s higher cost deposit base in the fourth quarter of 2012, the effects were mitigated by the Company’s ongoing program to reduce the cost and restructure the mix of PCB’s deposits, as well as an increase in non-interest bearing demand deposits.

Non-interest Income

Non-interest income was $1.4 million in the fourth quarter of 2012, an increase of $902 thousand or 180% from $500 thousand in the same quarter of the prior year. The increase is primarily due to higher deposit account service charges resulting from the larger deposit account portfolio as a result of the merger with PCB, as well as increased contributions from SBA servicing income, income from bank-owned life insurance (BOLI), derivative income, transaction referral income, and gain on sale of SBA loans.

Non-interest income in the fourth quarter of 2012 was $217 thousand or 18% more than the third quarter of 2012. The increase was primarily due to the full quarter impact of the merger with PCB on deposit account service charges, as well as increased income contributions from bank-owned life insurance (BOLI), transaction referral income, and gain on sale of SBA loans, partially offset by a decline in derivative income.

Non-interest Expense

Non-interest expense for the fourth quarter of 2012 was $9.5 million, an increase of $3.2 million or 50% from $6.3 million for the same period of the prior year. The increase was primarily attributable to the increased scale of the Company following the merger with PCB.

Non-interest expense for the fourth quarter of 2012 decreased by $2.3 million or 20% from the third quarter of 2012. The decrease was primarily attributable to a $2.3 million decrease in non-recurring merger-related expenses.

Balance Sheet

Assets

Total assets at December 31, 2012 were $1.25 billion, an increase of $449 million or 56% from December 31, 2011, primarily resulting from the merger with PCB and organic growth in total deposits. Total assets decreased $18 million or 1% from September 30, 2012, primarily resulting from the anticipated run-off of higher-costing deposits added in the merger with PCB.

Loans

Total loans were $855 million at December 31, 2012, an increase of $60 million or 8% from $795 million at the end of the prior quarter. This also represents an increase of $366 million or 75% from December 31, 2011. The increase in total loans from the end of the prior quarter was attributable to a $31 million increase in the commercial and industrial portfolio and a $23 million increase in the commercial real estate portfolio including multifamily.

The increase in the commercial and industrial portfolio was partially attributable to an increase in the utilization rate of commercial lines of credit to 50% at December 31, 2012, up from 43% at September 30, 2012.

The increase in the commercial real estate portfolio was primarily attributable to the expansion of relationships with existing customers who saw discrete opportunities and projects.

Deposits

Total deposits at December 31, 2012 were $1.08 billion, a decrease of $19 million or 2% from September 30, 2012. This also represents an increase of $387 million or 56% from December 30, 2011. The decrease in total deposits from the end of the prior quarter primarily reflects the expected run-off of higher-cost deposits added in the merger with PCB.

Non-interest bearing deposits at December 31, 2012 were $544 million, an increase of $18 million or 3% from September 30, 2012. Non-interest-bearing deposits represented 50% of total deposits at December 31, 2012, up from 48% at the end of the prior quarter. Cost of deposits for the quarter was 0.17% down from 0.18% for the prior quarter.

Asset Quality

Total non-performing assets were $13.6 million, or 1.09% of total assets at December 31, 2012, compared with $13.5 million, or 1.07% of total assets, at September 30, 2012. The increase in non-performing assets is attributable to the downgrading of loans acquired in the merger with PCB, partially offset by a decrease in non-accrual loans originated by the Company. Approximately $8.2 million of the total non-performing assets at December 31, 2012 were acquired loans that were marked-to-market at the time of acquisition.

Of the total non-performing assets at December 31, 2012, the other real estate owned category consisted of one commercially zoned vacant lot located in Los Angeles County, which is being carried on the books at $3.1 million, the estimated fair value less costs of disposition. The Bank has entered into a long-term escrow for the sale of this property, which is expected to generate net sale proceeds that approximate the net carrying value of the property. A deposit from the buyer has been credited to the Bank in escrow. The sale of the property is expected to be completed in the second half of 2013.

Total nonaccrual loans were $10.5 million, or 1.23% of total loans, at December 31, 2012, compared with $10.4 million, or 1.31% of total loans, at September 30, 2012. Excluding acquired loans, total nonaccrual loans were $2.3 million, or 0.27% of total loans, at December 31, 2012, down from $3.2 million, or 0.40% of total loans, at September 30, 2012.

During the fourth quarter of 2012, the Company did not record any charge-offs, compared with net charge-offs of $44 thousand during the third quarter of 2012. For the full year 2012, net charge-offs amounted to 0.08% of average loans.

The Bank recorded a loan loss provision of $867 thousand for the fourth quarter of 2012. The provision was primarily attributable to the organic growth in the loan portfolio during the quarter.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and the related allowance) was 1.54% at December 31, 2012, compared with 1.61% at September 30, 2012. The decrease in the allowance for loan losses as a percentage of loans reflects general improvement in the economy and the low level of losses.

Capital

CU Bancorp remained well capitalized at December 31, 2012. All of the Bank’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

December 31, 2012	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	12.35%
Tier 1 Risk-Based Capital Ratio	6%	11.46%
Tier 1 Leverage Capital Ratio	5%	9.13%

At December 31, 2012, tangible common equity was $111.6 million with common shares issued and outstanding of 10,759,000 as of the same date, resulting in tangible equity book value per common share of $10.37. This compares to tangible common equity of $109.4 million with a tangible equity book value per common share of $10.17 at September 30, 2012. The increase in tangible equity book value per common share from the prior quarter primarily reflects the net income generated during the fourth quarter of 2012.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

Founded in 2005, CU Bancorp is the parent of California United Bank. California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and high net worth individuals throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Bank’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) and its subsidiary California United Bank , for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) delays and difficulties in integrating or other consequences associated with mergers and acquisitions, (3) significant costs or changes in business practices required by new banking laws or regulations such those related to Basel III, (4) continued weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (5) changes in market rates and prices which may adversely impact the value of financial products, (6) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (7) increased competition in the Company’s markets, (8) changes in the financial performance and/or condition of the Company’s borrowers, (9) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (10) earthquake, fire, pandemic or other natural disasters, (11) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (12) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (13) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (14) the impact of the Dodd-Frank Act, (15) the impact of the expiration of the Temporary Account Guarantee Program on December 31, 2012 on the Company’s deposit balances and deposit mix, (16) the effect of U.S. federal government debt, budget and tax matters, and (17) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see CU Bancorp’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and California United Bank’s Annual Report on Form 10-K for the year ended December 31, 2011, particularly Part I, Item 1A, titled “Risk Factors.”

Investor Relations Contacts:

California United Bank

David Rainer, Chairman, President and CEO, 818-257-7776

Karen Schoenbaum, Chief Financial Officer, 818-257-7700

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011
	Unaudited	Unaudited	Audited
ASSETS
Cash and due from banks	$25,181	$24,091	$13,515
Interest earning deposits in other financial institutions	157,715	240,801	120,715

Total Cash and Cash Equivalents	182,896	264,892	134,230
Certificates of deposit in other financial institutions	27,006	25,343	35,144
Investment securities available-for-sale, at fair value	118,153	120,628	114,091
Loans	854,885	794,512	489,260
Allowance for loan loss	(8,803)	(7,806)	(7,495)

Net loans	846,082	786,706	481,765
Premises and equipment, net	3,422	3,683	3,350
Deferred tax assets	13,818	13,982	6,234
Other real estate owned, net	3,112	3,112	3,344
Goodwill	12,292	12,292	6,155
Core deposit intangibles	1,747	1,830	961
Bank owned life insurance	20,583	14,414	2,650
Accrued interest receivable and other assets	20,526	20,939	12,280

Total Assets	$1,249,637	$1,267,821	$800,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$543,527	$525,879	$381,492
Interest bearing transaction accounts	112,747	105,585	64,057
Money market and savings deposits	340,466	379,364	194,369
Certificates of deposit	81,336	85,988	50,838

Total deposits	1,078,076	1,096,816	690,756
Securities sold under agreements to repurchase	22,857	23,578	26,187
Subordinated debentures	9,169	9,113	—
Accrued interest payable and other liabilities	13,912	14,763	2,417

Total Liabilities	1,124,014	1,144,270	719,360

SHAREHOLDERS’ EQUITY
Common stock	118,885	118,852	77,225
Additional paid-in capital	7,052	6,694	6,164
Accumulated deficit	(1,708)	(3,336)	(3,435)
Accumulated other comprehensive income	1,394	1,341	890

Total Shareholders’ Equity	125,623	123,551	80,844

Total Liabilities and Shareholders’ Equity	$1,249,637	$1,267,821	$800,204

CU BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	For the three months ended
	December 31, 2012	September 30, 2012	December 31, 2011
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$11,650	$9,571	$6,518
Interest on investment securities	594	620	657
Interest on interest bearing deposits in other financial institutions	213	209	167

Total Interest Income	12,457	10,400	7,342

Interest Expense
Interest on interest bearing transaction accounts	61	45	33
Interest on money market and savings deposits	322	338	140
Interest on certificates of deposit	97	83	57
Interest on securities sold under agreements to repurchase	20	24	24
Interest on subordinated debentures	196	136	—

Total Interest Expense	696	626	254

Net Interest Income	11,761	9,774	7,088
Provision for loan losses	867	521	781

Net Interest Income After Provision For Loan Losses	10,894	9,253	6,307

Non-Interest Income
Gain on sale of securities, net	—	—	—
Total other-than-temporary impairment losses, net	(65)	(30)	(130)
Deposit account service charge income	633	554	454
Other non-interest income	834	661	176

Total Non-Interest Income	1,402	1,185	500

Non-Interest Expense
Salaries and employee benefits	5,053	5,479	3,337
Stock compensation expense	362	272	352
Occupancy	1,039	974	769
Data processing	544	489	340
Legal and professional	475	490	244
FDIC deposit assessment	189	232	148
Merger related expense	203	2,517	198
OREO valuation write-downs and expenses	23	22	19
Office services expenses	291	361	285
Other operating expenses	1,323	987	628

Total Non-Interest Expense	9,502	11,823	6,320

Net Income (Loss) Before Provision for Income Tax Expense (Benefit)	2,794	(1,385)	487
Provision for income tax expense (benefit)	1,166	(453)	181

Net Income (Loss)	$1,628	$(932)	$306

Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.16	$(0.10)	$0.05
Diluted earnings (loss) per share	$0.15	$(0.10)	$0.05
Average shares outstanding	10,468,000	9,223,000	6,696,000
Diluted average shares outstanding	10,695,000	9,223,000	6,817,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Year Ended December 31,
	2012	2011
	Unaudited	Audited
Interest Income
Interest and fees on loans	$34,268	$25,135
Interest on investment securities	2,421	2,968
Interest on interest bearing deposits in other financial institutions	807	653

Total Interest Income	37,496	28,756

Interest Expense
Interest on interest bearing transaction accounts	184	160
Interest on money market and savings deposits	927	791
Interest on certificates of deposit	264	261
Interest on securities sold under agreements to repurchase	90	99
Interest on subordinated debentures	332	—
Interest on Federal Home Loan Bank borrowings – long term	—	5

Total Interest Expense	1,797	1,316

Net Interest Income	35,699	27,440
Provision for loan losses	1,768	1,442

Net Interest Income After Provision For Loan Losses	33,931	25,998

Non-Interest Income
Gain on sale of securities, net	—	219
Total other-than-temporary impairment losses, net	(155)	(264)
Deposit account service charge income	2,130	1,617
Other non-interest income	1,986	790

Total Non-Interest Income	3,961	2,362

Non-Interest Expense
Salaries and employee benefits	17,609	13,885
Stock compensation expense	1,120	1,467
Occupancy	3,564	3,103
Data processing	1,905	1,207
Legal and professional	1,350	971
FDIC deposit assessment	719	764
Merger related expense	3,058	420
OREO valuation write-downs and expenses	343	216
Office services expenses	1,127	1,005
Other operating expenses	3,705	2,708

Total Non-Interest Expense	34,500	25,746

Net Income Before Provision for Income Tax	3,392	2,614
Provision for income tax expense	1,665	1,147

Net Income	$1,727	$1,467

Earnings Per Share
Basic earnings per share	$0.21	$0.23
Diluted earnings per share	$0.21	$0.22
Average shares outstanding	8,284,000	6,460,000
Diluted average shares outstanding	8,411,000	6,636,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the three months ended
	December 31, 2012		September 30, 2012		December 31, 2011
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$280,455	0.30%	$290,594	0.28%	$193,014	0.34%
Investment securities	116,010	2.05%	118,015	2.10%	105,232	2.50%
Loans	811,486	5.71%	680,545	5.59%	467,007	5.54%

Total interest-earning assets	1,207,951	4.10%	1,089,154	3.80%	765,253	3.81%
Non-interest-earning assets	93,786		70,441		47,028

Total Assets	$1,301,737		$1,159,595		$812,281

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$113,196	0.21%	$92,324	0.19%	$59,318	0.22%
Money market and savings deposits	363,915	0.35%	334,186	0.40%	209,913	0.26%
Certificates of deposit	82,768	0.47%	77,943	0.42%	52,527	0.43%

Total Interest Bearing Deposits	559,879	0.34%	504,453	0.37%	321,758	0.28%
Securities sold under agreements to repurchase	26,783	0.30%	25,151	0.38%	29,502	0.32%
Subordinated debentures	9,135	8.58%	6,080	8.90%	—	—%

Total interest bearing liabilities	595,797	0.47%	535,684	0.46%	351,260	0.29%
Non-interest bearing demand deposits	566,398		504,315		378,259

Total funding sources	1,162,195		1,039,999		729,519
Non-interest bearing liabilities	13,544		9,602		2,109
Shareholders’ Equity	125,998		109,994		80,653

Total Liabilities and Shareholders’ Equity	$1,301,737		$1,159,595		$812,281

Net interest margin		3.87%		3.57%		3.67%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	December 31, 2012	September 30, 2012
	Unaudited
Commercial and Industrial Loans:	$262,637	$231,535
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	181,844	176,944
Other Nonresidential Properties	246,450	236,257
Construction, Land Development and Other Land	48,528	45,313
1-4 Family Residential Properties	62,037	62,187
Multifamily Residential Properties	31,610	23,365

Total Loans Secured by Real Estate	570,469	544,066

Other Loans:	21,779	18,911

Total Loans	$854,885	$794,512

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	December 31, 2012		September 30, 2012
	Unaudited
Disbursed	$183,843	50%	$154,875	43%
Undisbursed	185,392	50%	203,317	57%

Total Commitment	$369,235	100%	$358,192	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	December 31, 2012	September 30, 2012	December 31, 2011
	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage ratio	9.13%	10.01%	8.97%
Tier 1 risk-based capital ratio	11.46%	11.43%	11.87%
Total risk-based capital ratio	12.35%	12.24%	13.12%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$2,344	$3,215	$3,086
Loans acquired thru acquisition that are on non-accrual	8,186	7,181	3,064

Total loans on non-accrual (including non-accrual loans held for sale)	10,530	10,396	6,150
Other Real Estate Owned	3,112	3,112	3,344

Total non-accrual loans (including non-accrual loans held for sale), and Other Real Estate Owned	$13,642	$13,508	$9,494

Net charge-offs/(recoveries) year to date	$460	$590	$(193)

Loans on non-accrual as a % of total loans, including loans held for sale	1.23%	1.31%	1.26%
Total non-accrual loans (including loans held for sale) and Other Real Estate Owned as a % of total assets	1.09%	1.07%	1.19%

Allowance for loan losses as a % of total loans, excluding loans held for sale	1.03%	0.98%	1.53%

Allowance for loan losses as a % of total loans (excluding loans acquired thru acquisition and related allowance)	1.54%	1.61%	1.75%

Net year to date charge-offs/(recoveries) as a % of average year to date loans	0.08%	0.11%	(0.04)%

Allowance for loan losses as a % of non-accrual loans (excluding non-accrual loans acquired thru acquisition and related allowance)	375.6%	242.8%	242.9%

Allowance for loan losses as a % of total non-accrual loans (including non-accrual loans held for sale)	83.6%	75.1%	121.9%

CU BANCORP

GAAP RECONCILIATIONS

(Dollars in thousands except per share data)

TCE Calculation and Reconciliation to Total Shareholders’ Equity

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a bank’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	December 31, 2012	September 30, 2012	December 31, 2011
	Unaudited	Unaudited	Audited
Tangible Common Equity Calculation
Total shareholders’ equity	$125,623	$123,551	$80,844
Less: Goodwill and intangible assets	14,039	14,122	7,116

Tangible shareholders’ equity	$111,584	$109,429	$73,728

Common shares issued and outstanding	10,759,000	10,761,000	6,950,000
Tangible book value per common share	$10.37	$10.17	$10.61

Core Earnings and Reconciliation to Net Income

The Company utilizes the term Core Earnings, a non-GAAP financial measure. CU Bancorp’s management believes Core Earnings is useful because it is a measure utilized by market analysts in evaluating the Company’s ability to generate profit despite non-recurring items such as merger expenses and provision for loan losses with the ebbs and flows of commercial lending. Other companies may calculate Core Earnings in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s Net Income to Core Earnings is presented in the table below for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Audited
Net Income	$1,628	$306	$1,727	$1,467
Add back: Provision for income tax expense	1,166	181	1,665	1,147
Add back: Provision for loan losses	867	781	1,768	1,442
Subtract: Gain on sale of securities, net	—	—	—	219
Subtract: Other-than-temporary impairment losses, net	(65)	(130)	(155)	(264)
Add back: Merger related expenses	203	198	3,058	420

Core Earnings	$3,929	$1,596	$8,373	$4,521